Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES ANNOUNCES ADDITION OF

ABNEY S. BOXLEY, III TO ITS BOARD OF DIRECTORS

MOUNT AIRY, N.C., March 22, 2018 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced that Abney S. Boxley, III has been appointed to its board of directors effective April 1, 2018.

Mr. Boxley has been President and Chief Executive Officer of Boxley Materials Company, a construction materials producer owned by Summit Materials (NYSE: SUM), since 1988. He currently serves as a director of RGC Resources, Inc. (Nasdaq: RGCO), Pinnacle Financial Partners, Inc. (NasdaqGS: PNFP) and the Carilion Clinic. Mr. Boxley also serves on the board of trustees for the Roanoke Regional Partnership, Business Council of Roanoke, GO Virginia Regional Council and Episcopal High School, Alexandria, Virginia.

“We are pleased to welcome Ab to Insteel’s board,” said H.O. Woltz III, Insteel’s president and chief executive officer. “His broad knowledge of the construction and building materials industry and strong financial background will be a valuable addition to our board and we look forward to his future contributions.”

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM